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                                                                     Exhibit 5.1
                                                                     -----------


                  [Letterhead of Jones, Day, Reavis & Pogue]



                               January 28, 1997

Sterling Commerce, Inc.
8080 North Central Expressway
Suite 1100
Dallas, Texas 75206

        Re: Registration of up to 14,375,000 Shares of Common Stock, par value $.01 per share, of Sterling Commerce, Inc.
                --------------------------------------------------------

Ladies and Gentlemen:

                We are acting as special counsel to Sterling Commerce, Inc., a Delaware corporation (the "Company"), in connection with the offering and sale of up to 14,375,000 shares (the "Shares") of common stock, par value $.01 per share, of the Company, pursuant to the Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Company and Alex. Brown & Sons Incorporated and Goldman, Sachs & Co., as the representatives of the several underwriters to be named in Schedule I to the Underwriting Agreement (the "Underwriters").

                We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and subject to the qualifications and limitations set forth below, we are of the opinion that the Shares are duly authorized and, when issued and delivered to the Underwriters pursuant to the Underwriting Agreement against payment of the consideration therefor as provided therein in an amount in excess of the par value thereof, will be validly issued, fully paid and nonassessable.

                In rendering the foregoing opinion, we have (i) assumed the authenticity of all documents represented to us to be originals, the conformity to original documents of all copies of documents submitted to us, the accuracy and completeness of all corporate records made available to us by the Company and the genuineness of all signatures that purport to have been made in a corporate, governmental, fiduciary or other capacity, and that the persons who affixed such signatures had authority to do so, and (ii) relied as to certain factual matters upon certificates of officers of the Company and public officials, and we have not independently checked or verified the accuracy of the statements contained therein. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date hereof.

                We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company to effect registration of the Shares under the Securities Act of 1933, as amended, and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.


                                       Very truly yours,

                                       /s/ Jones, Day, Reavis & Pogue

                                       Jones, Day, Reavis & Pogue